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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 8 )*
                                           ---


                             Westwood Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.003 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  961748 20 9
--------------------------------------------------------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 961748 20 9                13G                           Page 2 of 4
          -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Paul R. Carolus

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                380,621

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 380,621

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      497,446*

      *Includes unexercised stock options to acquire 116,825 shares of outstanding common stock of Issuer held by the Reporting Person
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

CUSIP NO. 961748 20 9                 13G                           Page 3 of 4


Item 1

     (a) Name of Issuer:  Westwood Corporation

     (b) Address of Issuer's Principal Executive Offices:

         12402 East 60th Street
         Tulsa, Oklahoma 74146

Item 2

     (a) Name of Person Filing:  Paul R. Carolus

     (b) Address of Principal Business Office or, if none, Residence:

         8511 South Canton
         Tulsa, Oklahoma 74137

     (c) Citizenship:  United States

     (d) Title of Class of Securities:  Common Stock, par value $.003

     (e) CUSIP Number:  961748 20 9

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not Applicable


Item 4. Ownership.

     (a)  Amount beneficially owned: 497,446 shares*

          *Includes unexercised stock options to acquire 116,825 shares of outstanding common stock of Issuer held by Reporting Person.

     (b)  Percent of class:  7.2%


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:  380,621

          (ii)  Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of:  380,621

          (iv)  Shared power to dispose or to direct the disposition of:  -0-

CUSIP NO. 961748 20 9                13G                            Page 4 of 4


Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 21, 2001
                                            ----------------------------------
                                                            Date

                                                    /s/ Paul R. Carolus
                                            ----------------------------------
                                                         Signature


                                                      Paul R. Carolus
                                            ----------------------------------
                                                        Name/Title